Exhibit 4.45

RULES

of the

GW PHARMACEUTICALS
UNAPPROVED SHARE OPTION SCHEME 2001

Approved and adopted by the Shareholders

on 31 May 2001

Amended by the Remuneration Committee on 2 March
2004, 10 June 2004, 16 January 2014 and 17 June 2014

LONDON

RULES OF THE GW PHARMACEUTICALS

UNAPPROVED SHARE OPTION SCHEME 2001

In these Rules, certain words starting with a capital letter have a special meaning. They are defined in Rule 14.

1.	Grant of Options

1.1	The Grantor may (in consultation with the Remuneration Committee where the Grantor is not the Company) grant Options under the Scheme to any individuals who are Eligible Employees on the relevant Date of Grant.

1.2	No Options shall be granted after the tenth anniversary of the Adoption Date.

1.3	The Acquisition Price of Options shall be determined by the Remuneration Committee and shall not be less than the greater of the nominal value of a Share and, save where the Remuneration Committee resolves that exceptional circumstances justify it, the Market Value of a Share on the relevant Date of Grant.

1.4.	As soon as possible on or after the Date of Grant of an Option (other than an EMI Option) the Grantor shall issue an Option Certificate (under seal or executed as a deed) and a blank Notice of Exercise form to each Participant. An Option Certificate shall state:

(a)	the description, number and class of Shares to which the Option relates;

(b)	the Acquisition Price of such Shares (or a procedure or formula from which the Acquisition Price may be determined);

(c)	the Date of Grant of such Option;

(d)	the identity of the Grantor;

(e)	that the Option is exercisable in accordance with the Rules (and, if applicable, subject to the achievement of a Performance Target or the satisfaction of Vesting Provisions);

(f)	any early exercise date pursuant to Rule 5.1;

1

(g)	whether and to what extent any employers' national insurance contributions in connection with the exercise of the Option are to be recoverable from the Participant; and

(h)	if applicable, that the Option is a Transfer Option.

1.5	The Remuneration Committee may in its absolute discretion make the exercise of any Option conditional upon the achievement of a Performance Target. Full details of any Performance Target which applies to an Option will be attached to the Option Certificate.

1.6	The Remuneration Committee may in its absolute discretion make the exercise of any Option subject to the satisfaction of Vesting Provisions. Full details of any Vesting Provisions which apply to any Option will be attached to the Option.

1.7	The Remuneration Committee may in its absolute discretion make the grant of any Option subject to the Participant first entering into an agreement in the required form relating to the recovery of employers' national insurance contributions from the Participant or the transfer of the liability for such contributions to the Participant.

1.8	If an Eligible Employee to whom an Option has been granted returns the Option Certificate to the Grantor within a month after it has been issued the Eligible Employee shall be deemed to have refused the Option and shall be deemed not to have had an Option granted to him for the purposes of Rules 2 and 3 of this Scheme and corresponding rules of other schemes in respect of which Options have to be brought into account.

1.9	If an Option Certificate shall be worn out, defaced, destroyed or lost it may be replaced on such evidence being provided as the Grantor may require.

2.	Restrictions on the number of new Shares in respect of which Options may be granted

2.1	No Option shall be granted under the Scheme if such grant would result in the aggregate of the number of Shares which have been allocated under the Scheme, any other employees' share scheme adopted by the Company or any other share incentive arrangements for employees, directors, officers and consultants of Participating Companies during the period of 10 years ending on the relevant Date of Grant exceeding 10% of the number of Shares then in issue.

2

2.2	For the purposes of this Rule 2 the references to Shares being "allocated" shall mean the placing under option of Shares which may be issued by the Company upon exercise of such option, the issue of warrants to subscribe for Shares and, in relation to other types of employees' share scheme or share incentive arrangements, the issue of Shares to or for the benefit of employees, directors, officers or consultants of Participating Companies provided that:

(a)	Shares allocated before Shares were first admitted to listing on the Alternative Investment Market of the London Stock Exchange; and

(b)	Shares which were the subject of options or warrants which have lapsed, been surrendered or otherwise become incapable of being exercised (other than by reason of the exercise thereof),

shall not be taken into account for the purposes of this Rule 2.

3.	Sub-Schemes

The Remuneration Committee may adopt sub-schemes of the Scheme on such terms as are necessary to grant Options which attract beneficial tax treatment in any jurisdiction, provided that the aggregate number of shares which may be put under Option shall not thereby be increased beyond the limits specified in Rule 2. Save to the extent differences from the Rules are necessary or incidental to the obtaining of such tax treatment the rules of any such sub-scheme shall be similar to the Rules.

4.	Exercise of Options

4.1	An Option may be exercised in respect of all or some of the Shares to which the Option relates provided and to the extent that its exercise is not prohibited by Rules 5, 6 and 7.

4.2	To exercise an Option a Participant shall give a Notice of Exercise to the Company which shall specify the number of Shares in respect of which the Option is being exercised. With the Notice of Exercise the Participant must enclose:

(a)	the relevant Option Certificate (unless the Company determines otherwise); and

(b)	payment in full of the Acquisition Price for the number of Shares in respect of which the Option is being exercised (or have entered into arrangements satisfactory to the Company for its payment).

3

4.3	The Notice of Exercise shall be effective from the date it is received by the Company (or on such other date, and/or subject to such conditions, as the Company and the Option Holder may agree). The date the Notice of Exercise becomes effective shall be regarded as the Date of Exercise of the Option (or such part as has been exercised).

4.4	If the Option has been exercised only in part the Grantor shall, unless it is prevented by statute or applicable regulations from doing so, issue a Balance Option Certificate, together with a further blank Notice of Exercise form to the Participant in respect of the unexercised portion of the original Option. The Option represented by the Balance Option Certificate shall be subject to the same Rules as the original Option.

4.5	Within thirty days of the Date of Exercise the Grantor shall unless it is prevented by statute or applicable regulation from doing so, and subject to Rule 4.6, issue or transfer or cause to be issued or transferred the number of Shares over which the Option has been exercised to the relevant Participant. At the request of the Participant, the Grantor may, in its absolute discretion, resolve to issue or transfer or cause to be issued or transferred some or all of the Shares to be acquired on exercise of the Option to such other person or persons as may be nominated by the Participant, provided that the Participant is the beneficial owner of such Shares. If the Option is a Transfer Option the Grantor shall only transfer Shares or cause Shares to be transferred, and shall not issue Shares or cause Shares to be issued.

4.6	If a Participating Company shall be liable for PAYE or employees' national insurance contributions (or similar taxes in any other jurisdiction) in connection with the exercise of the Option together with any employers' national insurance contributions which are recoverable from the Participant ("Option Tax"), the Participant shall pay the amount of the Option Tax to the Participating Company within 30 days of the Date of Exercise and the Shares referred to in Rule 4.5 shall not be issued or transferred until either the Participant has paid the amount of the Option Tax to the Participating Company, or entered into arrangements satisfactory to the Company for its payment.

4.7	Shares issued pursuant to the Scheme will rank pari passu in all respects with Shares then already in issue except that they will not rank for any dividend or other distribution of the Company announced prior to the date of exercise of the relevant Option or paid by reference to a record date prior to such date.

4.8	If Shares are listed or admitted to trading on a stock exchange or market at the date of allotment of any Share pursuant to the Scheme the Company shall as soon as practicable after such allotment apply to the relevant authority for permission for the same to be listed on or admitted to the appropriate market or exchange.

4

5.	Restrictions on the exercise of Options

5.1	Save as provided in Rules 5.6 to 5.9 and Rule 7 an Option may not be exercised in whole or in part at any time prior to the third anniversary of the Date of Grant unless the Remuneration Committee has resolved that exceptional circumstances justify an earlier exercise date and such date was specified in the Option Certificate.

5.2	An Option may only be exercised if and to the extent that any Performance Target attaching to the Option has been either achieved or waived and any Vesting Provisions have been satisfied or waived. References in the Rules to time periods during which Options may be exercised shall be subject to this Rule.

5.3	Once a Performance Target has been imposed it may only be waived or amended if and to the extent that either the waiver or amendment has been provided for in the details of the Performance Target supplied with the Option Certificate or that an event has occurred which has made achievement of the Performance Target more onerous. Any such amendment shall be made only at the discretion of the Remuneration Committee must be fair and reasonable and shall not result in the Performance Target becoming more difficult to achieve than it was prior to such amendment. Vesting Provisions may only be waived to the extent that such waiver has been provided for in the details of the Vesting Provisions supplied with the Option Certificate.

5.4	The Remuneration Committee shall determine whether Performance Targets have been achieved or Vesting Provisions satisfied and in the event of dispute the question shall be referred to the Auditors whose decision shall be final.

5.5	Save as provided in Rules 5.6, 5.7 and 5.8, Options may not be exercised by a Participant who is not an Eligible Employee.

5.6	If a Participant ceases to be an Eligible Employee by reason of:

(a)	injury, ill health or disability evidenced to the satisfaction of the Remuneration Committee;

(b)	redundancy (within the meaning of the Employment Rights Act 1996);

(c)	retirement on or after attaining his Normal Retirement Age, or early retirement at the specific request of his employing company;

5

(d)	the company for which he works ceasing to be a Participating Company; or

(e)	the sale or transfer of the business for which he works to a person other than a Participating Company,

he may exercise his Options during the period commencing with his ceasing to be an Eligible Employee and ending six months from that date (or such longer period as the Remuneration Committee may specify).

5.7	If a Participant dies while he is an Eligible Employee or during the period specified in Rule 5.6, his personal representatives may exercise his Options during the 12 months commencing with the date of his death.

5.8	If a Participant ceases to be an Eligible Employee for a reason other than those set out in Rules 5.6 and 5.7 the Remuneration Committee may permit the exercise of the option during such period following such cessation as they may in their discretion notify to the Participant.

5.9	If the Remuneration Committee consider that it is likely that the Company may come under the Control of another company such that the Shares will cease to satisfy the conditions of paragraph 17 of Schedule 4 or of paragraph 4 of schedule 23 to the Finance Act 2003 (Corporation Tax Relief for Employee Share Acquisition), they may give notice of such fact to all Participants, whereupon the Options may be exercised during the period commencing on the date of such notice and ending either upon the Company coming under the Control of such a company or the Remuneration Committee giving a further notice that they no longer consider such an event to be likely.

6.	When Options lapse

An Option shall lapse and cease to be exercisable on the earliest of the following events:

(a)	the tenth anniversary of the Date of Grant, provided that the Remuneration Committee may, where it considers it appropriate, by resolution extend this date in relation to specified Options (other than EMI Options) by a period of up to 12 months;

(b)	upon the Participant ceasing to be an Eligible Employee for any reasons other than those specified in Rules 5.6 and 5.7 unless the Remuneration Committee shall have given a notice under Rule 5.8 in which case the Option shall lapse at the at the end of the period specified in such notice;

6

(c)	unless a release has been effected under Rule 7.4, the last day of the Relevant Period referred to in Rules 7.1, 7.2, 7.5 and 7.6, or, (if earlier) the last day of the period during which a person is bound or entitled to acquire shares pursuant to Rule 7.3;

(d)	the last day of the periods specified in Rules 5.6 and 5.7;

(e)	an actual or purported transfer, assignment or charge of an Option or the Participant doing or omitting to do anything as a result of which he is deprived of the legal or beneficial ownership of any Option;

(f)	the Participant being adjudicated bankrupt; and

(g)	a resolution being passed, or an order being made by the Court, for the compulsory winding up of the Company.

7.	Takeover, reconstruction and amalgamation, and liquidation

7.1	If any person obtains Control of the Company as a result of making a Takeover Offer any Options may subject to Rule 7.4.3 be exercised within the Relevant Period after the time when the person making the offer has obtained Control of the Company and any conditions subject to which the Takeover Offer is made have been satisfied.

7.2	If under Section 425 of the Companies Act the High Court of Justice sanctions an arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies then, any Options may subject to Rule 7.4.3 be exercised within the Relevant Period of the court sanctioning the arrangement.

7.3	If any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430F of the Companies Act then any Options may subject to Rule 7.4.3 be exercised during any period when that person remains so bound or entitled.

7.4.1	If as a result of the events specified in Rule 7.1 or 7.2 a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Participant may, by agreement with that other company (the "Acquiring Company"), within the Appropriate Period, release each Option (the "Old Option") in consideration of the grant of an Option (the "New Option") which satisfies the condition that it:

7

(i)	is over shares in the Acquiring Company or another company falling within sub-paragraphs (i) or (ii) of paragraph 27(2)(b) to schedule 4 of the Income Tax (Earnings and Pensions) Act 2003;

(ii)	is a right to acquire such number of such shares as has on the date of grant of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Old Option on the date of release of the Old Option;

(iii)	has a subscription price per share such that the aggregate price payable on the complete exercise of the New Option equals the aggregate price which would have been payable on complete exercise of the Old Option; and

(iv)	is otherwise identical in terms to the Old Option save that the provisions of Rule 5.2 relating to any Performance Target shall not apply to the New Option unless the Performance Target set at the time of grant of the Old Option shall provide otherwise.

The New Option, shall for all purposes of this Scheme be treated as having been acquired at the same time as the Old Option.

7.4.2	In relation to a New Option references in the Rules to "the Company", "Shares" and "Auditors" shall in the context of Rules 4 to 10 inclusive be construed as references to the Acquiring Company, or (as the case may be) to the other company over the shares of which the New Option is granted, to shares in such company, and to the auditors of such company respectively.

7.4.3	Where in accordance with Rule 7.4.1 Options are released and New Options granted, the New Options shall not be exercisable in accordance with Rule 7.1 to 7.3 above by virtue of the event by reason of which the New Options were granted.

7.5	If the Company passes a resolution for voluntary winding up, any Options may be exercised within the Relevant Period of the passing of the resolution.

7.6	If any person obtains Control of the Company as a result of acquiring more than 50 per cent of the issued share capital of the Company as a result of an agreement to acquire the same made with one or more shareholders of the Company any Options may be exercised within the Relevant Period of completion of that agreement.

8

7.7	For the purposes of this Rule 7 (other than Rule 7.4) a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

7.8	The exercise of Options under Rule 7.1, 7.2, 7.3, 7.5 or 7.6 is subject to the provisions of Rule 4 and the achievement (or waiver) of any relevant Performance Target or the satisfaction (or waiver) of any Vesting Provisions.

7.9	The "Relevant Period" in this Rule 7 means the period of three months or such different period not less than 30 days and not more than six months that the Remuneration Committee may determine in connection with a particular event which may allow Options to be exercised under this Rule and notify to the Participants. Where such notice is given after the start of the Relevant Period the Relevant Period shall not be less than 30 days from the giving of such notice.

8.	Variation of share capital

8.1	In the event of any variation in the share capital of the Company of which the Shares form part, the number of Shares subject to any Option and/or the Acquisition Price for each of those Shares and/or the aggregate maximum number of such Shares and/or the description of Shares subject to any Option may be adjusted by the Remuneration Committee in such manner as it considers to be fair and reasonable to preserve the Participants' position provided that the Acquisition Price per Share is not reduced below the nominal value of a Share.

8.2	The Company and/or the Grantor will take such steps as it may consider necessary to notify Participants of any adjustments made under Rule 8.1 and to call in, cancel, endorse, issue or reissue any Option Certificate as a result of such adjustment.

9.	EMI Options

9.1	The Remuneration Committee may prior to the grant of an Option designate that Option to be an EMI Option provided that it reasonably expects the requirements of Schedule 5 to be met in relation to the whole of that Option at the relevant Date of Grant.

9.2	Upon the grant of an EMI Option, the Grantor shall enter into an agreement (an "Option Agreement") with the Option Holder complying with the provisions of paragraph 37 of Schedule 5 rather than issuing an Option Certificate pursuant to Rule 1.4. In relation to an EMI Option, references in the Rules to an "Option Certificate" shall be interpreted as references to an "Option Agreement", and the mechanics of exercise shall be as set out in the Option Agreement rather than in Rule 4. The terms of an EMI Option may differ from the terms provided in the Scheme where the Remuneration Committee think this is appropriate to obtain, protect or maximise beneficial tax or national insurance treatment for the Option Holder, the Company or a Participating Company.

9

9.3	The Remuneration Committee shall procure that notice of the grant of any EMI Option shall be given to the Inland Revenue within the appropriate period of the Date of Grant in accordance with the provisions of paragraph 44 of Schedule 5.

9.4	Save where the Remuneration Committee considers that circumstances justify a different course of action, the Market Value of Shares as at the Date of Grant of any EMI Option shall be agreed with the Shares Valuation Division of the Inland Revenue prior to grant of the Option.

9.5	The Remuneration may authorise the amendment of an Option Agreement for an EMI Option granted before 1 June 2004 to permit the exercise of the Option following the holder of the Option ceasing to be an Eligible Employee (other than by reason of death) during such period as the committee may determine (regardless of any restrictions on that period previously contained in the Option Agreement), but not so as to reduce the rights of the holder of the Option.

10.	Administration

10.1	The Scheme shall be administered by and the Company's duties and powers under the Scheme shall be exercised by the Remuneration Committee whose decision shall be final in relation to any dispute relating to an Option or its exercise or any other matter relating to the Scheme. Any uncertainty as to the meaning of the Rules shall be determined or resolved by the Remuneration Committee whose decision shall be final and binding.

10.2	The Remuneration Committee may make such regulations for the administration of the Scheme as they deem fit, except that no regulation shall be valid to the extent it is inconsistent with the Rules.

10.3	Notices or documents required to be given to Eligible Employees or Participants shall either be delivered to them by hand or sent to them by first class post pre-paid at the last known home address according to the information provided by them. Notices sent by first class post shall be deemed to have been given on the day following the date of posting.

10

10.4	Any notices or documents required to be given to the Company or the Remuneration Committee shall, unless the Rules state otherwise, be delivered by hand or sent by post to the secretary of the Company. Items sent by post shall be pre-paid and shall be deemed to have been received on the day following the date of posting.

10.5	The Company may distribute to Participants copies of any notice or document sent by the Company to its shareholders generally.

10.6	The costs of introducing and administering the Scheme shall be borne by the Company and Participating Companies (if any) in such proportions as the Company shall determine.

10.7	The Company shall at all times keep available sufficient authorised and unissued Shares or shall procure the transfer of sufficient Shares to satisfy the exercise to the fullest extent possible all Options taking account of any other obligations of the Company to issue Shares.

11.	Alterations to the Scheme

The Remuneration Committee may alter the Rules as they consider appropriate provided that the limit in Rule 2 shall not be increased without the prior approval of the shareholders in general meeting.

12.	General

12.1	The Scheme shall terminate on the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution by the Board. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

12.2	If an Eligible Employee shall cease for any reason to be in the employment of the Company, a Participating Company or an Associated Company of the Company or a Participating Company, he shall not be entitled, by way of compensation for loss of office or otherwise, to any sum or any benefit to compensate him for the loss of any actual or prospective right or benefit accrued or anticipated under the Scheme.

12.3	Participation in this Scheme by an Eligible Employee is a matter entirely separate from any terms of employment and does not in any way affect any pension rights or other entitlements.

13.	Interpretation

13.1	In these Rules, where the context so allows:

11

(i)	words in the singular include the plural (and vice versa);

(ii)	words of one gender include the other;

(iii)	reference to legislation include modifications pre-enactments and re-enactments of and regulations made under that legislation; and

(iv)	all references to Rules are to the Rules of the Scheme.

13.2	Headings are for convenience only and shall not affect the interpretation of these Rules.

13.3	The Scheme is governed by English law.

14.	Definitions

In these Rules the following words and expressions have the following meanings:

"Acquisition Price" means the price at which each Share subject to an Option may be acquired by a Participant exercising the Option;

"Adoption Date" means the date that an ordinary resolution adopting the Scheme is passed by the shareholders of the Company in general meeting;

"Appropriate Period" means:

in a case falling within Rule 7.1 the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

in a case falling within Rule 7.2 the period of six months beginning with the time when the court sanctions the compromise or arrangement; and

in a case falling within Rule 7.3 the period during which the Company remains bound or entitled as mentioned in that Rule;

"Associated Company" has the meaning given by section 416 (1) of the Taxes Act;

"Auditors" means the auditors for the time being of the Company (acting as experts and not as arbitrators);

"Balance Option Certificate" means a certificate issued by the Company pursuant to Rule 4.4. A Balance Option Certificate shall contain the same information as an Option Certificate and additionally give details of the extent to which the original Option has been exercised;

12

"Board" means the board of directors from time to time of the Company;

"the Company" subject to Rule 7.4.2 means GW Pharmaceuticals plc registered in England under number 4160917;

"Companies Act" means the Companies Act 1985;

"Control" has the meaning given by section 840 of the Taxes Act;

"Date of Exercise" means the date on which a Notice of Exercise is received by the Company;

"Date of Grant" means a date on which an Option is granted under the Scheme;

"Dealing Day" means a day on which the Stock Exchange is open for the transaction of business;

"Eligible Employee" means any person who is a bona fide employee of the Company or a Participating Company;

"EMI Option" means an Option granted in accordance with the provisions of Rule 9;

"Grantor" means in relation to an Option the person who has granted the Option being the Company, the trustee of an employee trust or any other person;

"Market Value" means when the Shares are listed on the Official List of the UK Listing Authority the middle market quotation of a share as derived from the Daily Official List of the London Stock Exchange for the preceding Dealing Day and when the Shares are not so listed the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

"Normal Retirement Age" means age 60 or any age when a Participant is bound or is eligible to retire in accordance with his contract of employment;

"Notice of Exercise" means a notice from a Participant to the Company informing the Company of the Participant's wish to exercise his Option in such form as the Remuneration Committee may specify;

"Option" means a right to acquire Shares at the Acquisition Price which is granted in accordance with the Rules;

13

"Option Certificate" means (subject to the provisions of Rule 9.2) a certificate issued by the Company to each Participant pursuant to Rule 1.4 as evidence of the grant of an Option;

"Participant" means a person to whom an Option has been granted (or, as the context requires, his personal representatives);

"Participating Company" means:

(i)	the Company; and

(ii)	any other company which is a subsidiary (within the meaning of section 736 Companies Act 1985) of the Company;

"Performance Target" means a fair and reasonable target set by the Remuneration Committee which relates objectively to the performance of a Participating Company or the Option Holder and which must be satisfied before an Option can be exercised;

"Remuneration Committee" means a duly constituted committee of the Board appointed by the Board for the purposes of the Scheme, or in default of such appointment means the Board;

"Rules" means the Rules of the GW Pharmaceuticals Unapproved Share Option Scheme 2001 in their present form or as validly amended from time to time;

"Schedule 5" means Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003;

"Scheme" means the GW Pharmaceuticals Unapproved Share Option Scheme 2001 in its present form, or as validly amended from time to time in accordance with the Rules;

"Share" means an ordinary share of 0.1p in the capital of the Company and "Shares" shall be construed accordingly;

"Stock Exchange" means London Stock Exchange plc;

"Takeover Offer" in relation to the Company means either:

(i)	a general offer to acquire the whole of the issued share capital of the Company which is either unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

14

(ii)	a general offer to acquire all the Shares;

"Taxes Act" means the Income and Corporation Taxes Act 1988;

"Transfer Option" means an Option which upon exercise may only be satisfied by the transfer of Shares as provided in Rule 4.5;

"Vesting Provisions" means provisions imposed at the Date of Grant of an Option restricting whether and/or to what extend the Option may be exercised solely by reference to the period following the Date of Grant for which the Participant remains an Eligible Employee.

15